CROWLEY, MILNER AND COMPANY                        Contact:  Lance P. Wimmer
2301 West Lafayette Boulevard                                (313) 962-2537
Detroit, Michigan  48216-1891                                (972) 776-0009

FOR IMMEDIATE RELEASE

CROWLEY'S ANNOUNCES SIGNIFICANT OPERATING LOSSES, COMMENCEMENT OF STORE CLOSINGS AND LAYOFFS OF PERSONNEL, PROPOSAL FROM VALUE CITY DEPARTMENT STORES, RESIGNATION OF TWO DIRECTORS, AND DE-LISTING OF STOCK FROM AMERICAN STOCK EXCHANGE

         DETROIT, January 20, 1999 -- Crowley, Milner and Company (AMEX:
COM) announced today that it expects to incur a net loss for the fourth quarter ending January 30, 1999, in excess of $3.0 million, and that this will reduce the Company's consolidated shareholders' equity to under $3.0 million, thereby causing a default under its financing arrangements with The Economic Development Corporation of the City of Detroit relating to its downtown Detroit headquarters and distribution center, which in turn will give rise to an event of default under Crowley's secured loan facility with Congress Financial. Crowley's does not expect that Congress Financial will accelerate the indebtedness under this secured loan facility, which is approximately $25 million, pending completion of the Company's evaluation of alternatives. The Company has commenced clearance sales at its Steinbach Stores, and has given layoff notices to approximately 170 employees at its corporate headquarters and distribution center.

         Crowley's also announced that two directors, Julius Pallone and Paul Rentenbach, have resigned, leaving three remaining directors of the Company. In light of Crowley's financial condition, the Company's Board of Directors has authorized Lance Wimmer, President of Crowley's, to explore alternatives for maximizing the value of the Company's assets and the Company has engaged financial and legal advisors to assist it in evaluating alternatives. In particular, the Company is negotiating with Value City Department Stores, Inc., regarding a proposal to acquire and operate five Crowleys stores in Michigan and three Steinbach stores, one in New Jersey and two in Connecticut. Mr. Wimmer is also engaged in preliminary discussions with various other retailers who have expressed an interest in acquiring some of the other Crowley's and Steinbach stores. Among the alternatives being considered is an orderly sale of the Company's assets under Chapter 11 of the United States Bankruptcy Code. Crowley's currently expects to reach an arrangement with Congress Financial to provide financing in connection with any such Chapter 11 case.

         Mr. Wimmer stated that, "Based on our preliminary discussions with other interested retailers, I expect that we will receive one or more offers to support an orderly sale of the Company's assets, in addition to the Value City offer. However, our current analysis indicates that even if Crowley's is successful in liquidating its inventories in an orderly fashion and selling its other assets, there will not be any remaining value for shareholders."

         In addition, the American Stock Exchange has informed the Company that it fails to meet the AMEX's requirements for continued listing of its stock, and the Company has consented to having its common stock de-listed. The Company has also been informed by the AMEX that the trading halt in its common stock will not be lifted.